Exhibit 99.1

Contact: Igor Khislavsky
Senior Director, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES U.S. TOWER MANAGEMENT CHANGES

Boston, Massachusetts – July 31, 2018: American Tower Corporation (NYSE: AMT) today announced changes to its U.S. Tower senior management team. Steven Marshall intends to step down from his position as Executive Vice President and President, U.S. Tower Division, effective August 1, 2018. Steve Vondran, who has been with American Tower for approximately 18 years, will succeed Mr. Marshall in this position, effective August 1, 2018. To assist in the transition of responsibilities, Mr. Marshall will assume the new role of strategic advisor, reporting to Jim Taiclet, through October 31, 2018.

Mr. Marshall first joined American Tower in 2007 as Executive Vice President, International Business Development and was appointed to lead the U.S. Tower Division in March 2009. Under his leadership, the U.S. Tower Division more than doubled the number of sites in its tower portfolio and nearly tripled property revenue and operating profit.

Mr. Vondran joined American Tower in 2000 and was appointed Senior Vice President of its U.S. Leasing Operations, in August 2004, where he oversaw project management, operational finance and national sales teams. In August 2010, Mr. Vondran was named Senior Vice President, General Counsel, U.S. Tower Division, where in addition to leading the legal function, he oversaw the integration of key acquisitions and the negotiation of tenant master lease agreements.

Jim Taiclet, Chairman, President and CEO of American Tower Corporation, commented “I’d like to first thank Steven Marshall for his strong leadership of our U.S. Tower Division for nearly 10 years, which has positioned the business to generate compelling organic growth as the U.S. mobile industry evolves towards a 5G world. I’m also pleased to have Steve Vondran join our executive team. His depth of experience leading a number of diverse organizations within American Tower has positioned him well to assume this leadership role.”

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 170,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Company & Industry Resources” sections of our investor relations website at www.americantower.com.

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